Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
+1 312-517-6460	+1 312-517-6074
ir@gogoair.com	pr@gogoair.com

Gogo Realigns Leadership to Drive Operational Excellence

John Wade Appointed President, Commercial Aviation Division

Sergio Aguirre Appointed President, Business Aviation Division

Jon Cobin Appointed Chief Strategy Officer and EVP Corporate Development

CHICAGO, April 20, 2018 — Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced a series of leadership changes designed to strengthen its organizational structure and increase alignment with the Company’s objectives of driving quality for airlines and passengers and sharpening our operational focus.

•	John Wade will serve as the first President of Gogo’s Commercial Aviation Division (CA) In this new position, he will have end-to-end responsibility for managing all aspects of the CA business, including product development, technology, sales, account management, quality, marketing and all aspects of product delivery.

Wade, who joined Gogo in November 2008, has served as Executive Vice President and Chief Operating Officer since August 2016, a role in which he ran account management, program management, quality, production and logistics. Prior to his role as COO, he served as General Manager of Gogo’s Business Aviation division which, under his leadership, achieved a leading market position and continuing strong financial performance.

Wade has more than 30 years of experience in the aviation industry, including numerous leadership positions in the avionics and inflight communications industry. Prior to joining Gogo, he served as Chief Technical Officer and General Manager of OnAir, an in-flight mobile phone and internet provider.

•	Sergio Aguirre will serve as President of Gogo’s Business Aviation Division. Aguirre will continue to be responsible for managing the Business Aviation (BA) division and will now report directly to the CEO, Oakleigh Thorne. Aguirre joined Gogo in 2002. Since August 2016, he has served as Senior Vice President and General Manager of BA. Aguirre is an aviation industry veteran with more than 30 years of experience.

•	Jon Cobin will serve as Chief Strategy Officer and EVP Corporate Development. In this newly created role, Cobin will be responsible for leading Gogo’s companywide business, strategic planning and corporate development efforts as Gogo seeks to leverage the CA and BA product portfolios to drive growth and shareholder value.

Cobin joined Gogo in 2010 and has held various leadership positions in the CA division, most recently serving as Executive Vice President and Chief Commercial Officer. Prior to joining Gogo, Cobin served as the head of strategy at Centennial Communications and held positions of increasing responsibility as a strategy consultant at Dean & Company and in investment banking at J.P. Morgan.

•	Anand Chari, who has served as the Company’s Chief Technology Officer since 2011, will move into a new role as Strategic Technology Advisor. Chari has been with Gogo since 2003 and has been instrumental in the design and development of the company’s ground-breaking ATG (air-to-ground) and 2Ku (satellite) products.

“Gogo has a deep bench of talent and this realigns our leadership structure to accelerate our strategic priorities of driving quality for airlines and passengers and sharpening our operational focus,” said Oakleigh Thorne, Gogo’s president and CEO. “These appointments will help Gogo fully capitalize on John and Sergio’s deep aviation experience while enhancing accountability with end-to-end responsibility for our two critical divisions. We are also confident that Jon’s new role will help maximize the value of inflight internet and help us realize our significant long-term growth and value creation opportunities.”

The appointments are effective as of May 1, 2018. For full bios on Wade, Cobin, Aguirre and Chari visit here: https://www.gogoair.com/about-gogo/leadership/

About Gogo:

Gogo is the inflight Internet Company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet and we develop customizable services for our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

You can find Gogo’s products and services on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL with additional facilities in Broomfield, CO and locations across the globe. Connect with us at gogoair.com.

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